UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2013

ZYGO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-12944 (Commission File Number)	06-0864500 (IRS Employer Identification No.)

Laurel Brook Road, Middlefield, Connecticut (Address of principal executive offices)	06455-0448 (Zip Code)

Registrant’s telephone number, including area code: (860) 347-8506

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2013, Zygo Corporation (“Zygo” or the “Company”) issued a press release announcing changes to its executive management and its Board of Directors (the “Board”) as discussed below. The text of this press release is furnished as Exhibit 99.1.

(i) On October 21, 2013, Dr. Chris L. Koliopoulos stepped down as the Chairman of the Board, President and Chief Executive Officer of the Company, effective October 21, 2013 (the “Separation Date”).

(ii) In connection with Dr. Koliopoulos’ separation from Zygo, Zygo entered into a Separation Agreement (“Agreement”) with Dr. Koliopoulos, which provides for the terms of his separation and severance from the Company. Under the Agreement, the Employment Agreement between Dr. Koliopoulos and Zygo will terminate as of the Separation Date. The Agreement also provides that the Company will make a cash payment to Dr. Koliopoulos of $125,000, less applicable tax withholdings. The Company will make salary continuation payments to Dr. Koliopoulos in the amount of $450,900 per year for a period of two years after the Separation Date, the initial six-months of which will be accumulated and paid in a lump sum on the first business day of the seventh month after the Separation Date, and the remainder of which will be paid in accordance with the Company’s normal payroll practices for employees. As of the Separation Date, Dr. Koliopoulos’ unvested outstanding Company stock options will become fully vested, except for the unvested portion (26,250 shares) of the stock option for 35,000 shares of Company stock granted to Dr. Koliopoulos on August 27, 2012 (which will be forfeited on the Separation Date). The expiration date of Dr. Koliopoulos’ outstanding vested Company stock options for 447,062 shares of Company common stock (taking into account the acceleration of vesting and forfeiture above) will be extended from 90 days following the Separation Date to 18 months following the Separation Date. On the first business day following the release effective date, 51,574 of Dr. Koliopoulos’ unvested restricted stock units will become fully vested and will be settled in accordance with their terms. If Dr. Koliopoulos timely elects continued group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company will reimburse Dr. Koliopoulos for his COBRA premium payments for 18 months following the Separation Date, pursuant to the terms of the Agreement. The Agreement contains certain restrictive covenants on the part of Dr. Koliopoulos, including non-solicitation of employees, non-interference with business relationships and noncompetition, each for a period of two years from the Separation Date; and provides for the recoupment by the Company of all amounts paid to Dr. Koliopoulos under the Agreement in the event a court determines that Dr. Koliopoulos has failed to comply with any of these restrictive covenants. The Agreement also contains customary confidentiality, non-disparagement, cooperation, and release and waiver of claims provisions. The foregoing description of the Separation Agreement is qualified in its entirety by reference to a copy of the Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference to this Item 5.02.

(iii) Effective on the same date, the Board appointed Gary K. Willis to serve as Zygo’s interim Chief Executive Officer. Mr. Willis has been a private investor since 2001. Previously, Mr. Willis served as a director of Zygo from 1992 to 2000, as Zygo’s Chairman of the Board of Directors from 1998 to 2000, as Zygo’s President in 1992 and Chief Executive Officer from 1993 through 1999. He is currently a director of Plug Power Inc. (a publicly traded company that designs, develops and manufactures proprietary fuel cells) and serves on its audit and compensation committees. He is also a director of Rofin-Sinar Technologies, Inc. (a publicly traded company that develops and manufactures lasers and laser-based technologies for industrial material processing applications) where he serves on its audit, compensation, and nominating committees. He also served as a director of Vion Pharmaceuticals Inc. (a publicly traded cancer drug research company that ceased operations in 2010) until 2010. Mr. Willis has been a Zygo Director since 2009.

(iv) Effective on the same date, the Board appointed director Michael A. Kaufman as Chairman of the Board.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Separation Agreement by and between Chris L. Koliopoulos and Zygo Corporation, effective as of October 21, 2013.

99.1 Zygo Corporation Press Release dated October 21, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYGO CORPORATION

Date: October 21, 2013

By:	/s/ John P. Jordan
John P. Jordan
Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

10.1 Separation Agreement by and between Chris L. Koliopoulos and Zygo Corporation, effective as of October 21, 2013.

99.1 Zygo Corporation Press Release dated October 21, 2013.